PROSPECTUS                 Pricing Supplement No. 2579
Dated January 10, 1995     Dated October 25, 1995
PROSPECTUS SUPPLEMENT      Rule 424(b)(3)-Registration Statement
Dated January 25, 1995     No. 33-55209

              GENERAL ELECTRIC CAPITAL CORPORATION
               GLOBAL MEDIUM-TERM NOTES, SERIES A
                       (Fixed Rate Notes)

Trade Date:  October 25, 1995

Settlement Date (Original Issue Date):  October 30, 1995

Maturity Date:  October 30, 1997

Principal Amount (in Specified Currency): US$10,000,000

Price to Public (Issue Price): 100.00%

Agent's Discount or Commission: 0.175%

Net Proceeds to Issuer:  US$9,982,500

Interest Rate Per Annum:  5.78%

Interest Payment Date(s):

   X March 15 and September 15 of each year, commencing on March 15, 1996 (with respect to the period from and including
       October 30, 1995 to but excluding March 15, 1996) and the
       Maturity Date.
  ___  Other:

Form of Notes:

   X  DTC registered
  ___ non-DTC registered

Repayment, Redemption and Acceleration

  Optional Repayment Date(s):  N/A
  Initial Redemption Date:  N/A
  Initial Redemption Percentage:  N/A
  Annual Redemption Percentage Reduction:  N/A
  Modified Payment Upon Acceleration:  N/A


CAPITALIZED TERMS USED IN THIS PRICING SUPPLEMENT WHICH ARE DEFINED IN THE PROSPECTUS SUPPLEMENT SHALL HAVE THE MEANINGS ASSIGNED TO
THEM IN THE PROSPECTUS SUPPLEMENT.

                       (Fixed Rate Notes)
                                               Page 2
                       Pricing Supplement No. 2579
                       Dated October 25, 1995
                       Rule 424(b)(3)-Registration Statement
                       No. 33-55209

Original Issue Discount:

  Amount of OID:  N/A
  Yield to Maturity:  N/A
  Interest Accrual Date:  N/A
  Initial Accrual Period OID:  N/A

Amortizing Notes:

  Amortization Schedule:  N/A

Dual Currency Notes:

  Face Amount Currency:  N/A
  Optional Payment Currency:  N/A
  Designated Exchange Rate:  N/A
  Option Value Calculation Agent:  N/A
  Option Election Date(s):  N/A

Indexed Notes:

  Currency Base Rate:  N/A
  Determination Agent:  N/A

Plan of Distribution:

  The Notes are being purchased by Morgan Stanley & Co.
Incorporated (the "Underwriter"), as principal, at 100% of the aggregate principal amount less an underwriting discount equal to 0.175% of the principal amount of the Notes.

  The Company has agreed to indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act of 1933, as amended.